Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261574
PROSPECTUS

HP INC.
Offer to Exchange
All Outstanding
$1,000,000,000 1.450% Notes due 2026
$1,000,000,000 2.650% Notes due 2031
For Newly Issued and Registered
$1,000,000,000 1.450% Notes due 2026
$1,000,000,000 2.650% Notes due 2031
Upon the terms and subject to the conditions set forth in this prospectus (as it may be supplemented and amended from time to time, and including the annexes hereto, this “prospectus”) and the related letter of transmittal (as it may be supplemented and amended from time to time, the “letter of transmittal”), we are offering to exchange any and all validly tendered (and not validly withdrawn) and accepted notes of the following series issued by HP Inc. (“HP”) for newly issued and registered notes to be issued by HP as described in the table below.
CUSIP Nos.	Series of notes to be exchanged (the “outstanding notes”)	Aggregate Principal Amount	Series of notes to be issued (the “exchange notes”)
40434L AD7 / U44259 BZ8	1.450% Notes due 2026	$1,000,000,000	1.450% Notes due 2026
40434L AG0 / U44259 CA2	2.650% Notes due 2031	$1,000,000,000	2.650% Notes due 2031
This exchange offer will expire at 5:00 p.m., New York City time, on January 20, 2022, unless extended.
We are offering to exchange any and all of HP’s 1.450% Notes due 2026 (CUSIP Nos. 40434L AD7 / U44259 BZ8), issued on June 16, 2021 (the “2026 outstanding notes”) and 2.650% Notes due 2031 (CUSIP Nos. 40434L AG0 / U44259 CA2), issued on June 16, 2021 (the “2031 outstanding notes” and together with the 2026 outstanding notes, the “outstanding notes”), for HP’s 1.450% Notes due 2026 (the “2026 exchange notes”) and 2.650% Notes due 2031 (the “2031 exchange notes” and together with the 2026 exchange notes, the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The 2026 outstanding notes together with the 2026 exchange notes are referred to as the “2026 notes” and the 2031 outstanding notes together with the 2031 exchange notes are referred to as the “2031 notes.” The term “notes” refers to both the outstanding notes and the exchange notes. We refer to the offer to exchange the exchange notes for the outstanding notes as the “exchange offer” in this prospectus.
The Exchange Notes:
•
The terms of the registered exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, restrictive legends, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to the registration rights agreement that we entered into in connection with the issuance of the outstanding notes.
•
The 2026 exchange notes will bear interest at an annual rate of 1.450% and the 2031 exchange notes will bear interest at an annual rate of 2.650%, in each case, payable semi-annually in arrears on June 17 and December 17 of each year.

Material Terms of the Exchange Offer:
•	THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 20, 2022, UNLESS EXTENDED.
•	Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the exchange notes.
•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.
•
The exchange offer is not subject to any minimum aggregate tender condition, but is subject to customary conditions. You may tender outstanding notes for exchange notes in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000.

•	The exchange of the exchange notes for outstanding notes is not expected to be a taxable exchange for U.S. federal income tax purposes.
•
Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in any such resale. See “Plan of Distribution.”

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange.
This investment involves risks. Before participating in the exchange offer, please see the sections entitled “Risk Factors” beginning on page 8 of this prospectus and in HP’s Annual Report on Form 10-K for the year ended October 31, 2021, which is incorporated by reference in this prospectus, for a discussion of the risks that you should consider in connection with your investment in the exchange notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 20, 2021

We have not authorized anyone to provide you with any information or to make representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus. We are not making an offer to sell or soliciting an offer to buy any of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful.
You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
References in this prospectus to “we,” “us,” “our,” the “company”, the “Company”, “HP” and “HP Inc.” refer to HP Inc. (formerly Hewlett-Packard Company) and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.
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WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://www.hp.com, however, that information is not a part of or incorporated into this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus certain information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after (i) the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) the date of this prospectus and prior to the completion or termination of the offering under this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):
•
HP’s Annual Report on Form 10-K for the year ended October 31, 2021, filed with the SEC on December 9, 2021 (including the portions of HP’s proxy statement on Schedule 14A incorporated by reference therein); and

•	HP’s Current Report on Form 8-K, filed with the SEC on November 17, 2021.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
HP Inc.
1501 Page Mill Road
Palo Alto, California 94304
Attn: Investor Relations
(650) 236-8660
In order to ensure timely delivery, you must make such request no later than five business days before the expiration of the exchange offer. Copies of these filings are also available without charge on our Internet site at www.hp.com. The contents of our Internet site have not been incorporated into and do not form a part of this prospectus.

FORWARD-LOOKING STATEMENTS
This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by HP may contain “forward-looking statements” based on current expectations and assumptions that involve risks and uncertainties. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of HP Inc. and its consolidated subsidiaries may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, any statements regarding the potential impact of the COVID-19 pandemic and the actions by governments, businesses and individuals in response to the situation; projections of net revenue, margins, expenses, effective tax rates, net earnings, net earnings per share, cash flows, benefit plan funding, deferred taxes, share repurchases, foreign currency exchange rates or other financial items; any projections of the amount, timing or impact of cost savings or restructuring and other charges, planned structural cost reductions and productivity initiatives; any statements of the plans, strategies and objectives of management for future operations, including, but not limited to, our business model and transformation, our sustainability goals, our go-to-market strategy, the execution of restructuring plans and any resulting cost savings, net revenue or profitability improvements or other financial impacts; any statements concerning the expected development, demand, performance, market share or competitive performance relating to products or services; any statements concerning potential supply constraints, component shortages, manufacturing disruptions or logistics challenges; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on HP and its financial performance; any statements regarding pending investigations, claims, disputes or other litigation matters; any statements of expectation or belief, including with respect to the timing and expected benefits of acquisitions and other business combination and investment transactions; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can also generally be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will,” “would,” “could,” “can,” “may,” and similar terms. Risks, uncertainties and assumptions include factors relating to the effects of the COVID-19 pandemic and the actions by governments, businesses and individuals in response to the situation, the effects of which may give rise to or amplify the risks associated with many of these factors listed here; the need to manage (and reliance on) third-party suppliers, including with respect to component shortages, and the need to manage HP’s global, multi-tier distribution network, limit potential misuse of pricing programs by HP’s channel partners, adapt to new or changing marketplaces and effectively deliver HP’s services; HP’s ability to execute on its strategic plan, including the previously announced initiatives, business model changes and transformation; execution of planned structural cost reductions and productivity initiatives; HP’s ability to complete any contemplated share repurchases, other capital return programs or other strategic transactions; the competitive pressures faced by HP’s businesses; risks associated with executing HP’s strategy and business model changes and transformation; successfully innovating, developing and executing HP’s go-to-market strategy, including online, omnichannel and contractual sales, in an evolving distribution, reseller and customer landscape; the development and transition of new products and services and the enhancement of existing products and services to meet evolving customer needs and respond to emerging technological trends; successfully competing and maintaining the value proposition of HP’s products, including supplies; challenges to HP’s ability to accurately forecast inventories, demand and pricing, which may be due to HP’s multi-tiered channel, sales of HP’s products to unauthorized resellers or unauthorized resale of HP’s products or our uneven sales cycle; integration and other risks associated with business combination and investment transactions; the results of the restructuring plans, including estimates and assumptions related to the cost (including any possible disruption of HP’s business) and the anticipated benefits of the restructuring plans; the protection of HP’s intellectual property assets, including intellectual property licensed from third parties; the hiring and retention of key employees; the impact of macroeconomic and geopolitical trends and events, including the effects of inflation; risks associated with HP’s international operations; the execution and performance of contracts by HP and its suppliers, customers, clients and partners, including logistical challenges with respect to such execution and performance; changes in estimates and assumptions HP makes in connection with the preparation of its financial statements; disruptions in operations from system security risks, data protection breaches, cyberattacks, extreme weather conditions or other effects of climate change, medical epidemics or pandemics such as the COVID-19 pandemic, and other natural or manmade disasters or catastrophic events; the impact of changes to federal, state, local and foreign laws and regulations, including environmental regulations and tax laws; potential impacts, liabilities and costs from pending or potential investigations, claims and disputes; and other risks that are discussed in “Risk Factors” in Item 1A of Part I of our Annual Report on

Form 10-K for the fiscal year ended October 31, 2021 and that are otherwise described or updated from time to time in HP’s other filings with the Securities and Exchange Commission (the “SEC”). The forward-looking statements in this report are made as of the date of this filing and HP assumes no obligation and does not intend to update these forward-looking statements.
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PROSPECTUS SUMMARY
This summary highlights some of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision.
About HP Inc.
We are a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions, and services. We sell to individual consumers, small- and medium-sized business and large enterprises, including customers in the government, health, and education sectors. We have three reportable segments: Personal Systems, Printing and Corporate Investments. The Personal Systems segment offers commercial and consumer desktop and notebook personal computers (“PCs”), workstations, thin clients, commercial mobility devices, retail point of sale systems, displays and peripherals, software, support, and services. The Printing segment provides consumer and commercial printer hardware, supplies, services and solutions. Corporate Investments includes HP Labs and certain business incubation and investment projects.
THE EXCHANGE OFFER
The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The sections of this prospectus entitled “The Exchange Offer” and “Description of the Notes” contain a more detailed description of the terms and conditions of the exchange offer and the notes.
The Exchange Offer
We are hereby offering to exchange, upon the terms and conditions in this prospectus and the related letter of transmittal, any and all outstanding notes for a like principal amount and like denomination of registered exchange notes of the same series. We are offering to issue these registered exchange notes to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the outstanding notes on June 16, 2021.
The terms of the exchange notes and the outstanding notes are substantially identical, except that the provisions for transfer restrictions, restrictive legends, registration rights and rights to Additional Interest (as defined below) applicable to the outstanding notes will not apply to the exchange notes. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000. For a description of the procedures for tendering the outstanding notes, see “The Exchange Offer -How to Tender Outstanding Notes for Exchange.”
In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer. Upon expiration of the exchange offer, your rights under the registration rights agreement will terminate, except under limited circumstances.
Exchange Notes Offered
$1,000,000,000 aggregate principal amount of 1.450% Notes due 2026.
$1,000,000,000 aggregate principal amount of 2.650% Notes due 2031.

Expiration Time
The exchange offer will expire at 5:00 p.m., New York City time, on January 20, 2022, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions (see “The Exchange Offer — Conditions to the Exchange Offer”), some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.
How to Tender Outstanding Notes for Exchange
You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s (“DTC”) Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:
•
complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver prior to the expiration time the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer — The Exchange Agent”; or

•
arrange for DTC to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at DTC.

Special Procedures for Beneficial Owners
If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”
Withdrawal of Tenders
You may withdraw your tender of outstanding notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer — Withdrawal Rights.”
No Guaranteed Delivery Procedures
No guaranteed delivery procedures are available in connection with the exchange offer. You must tender your outstanding notes by the expiration time in order to participate in the exchange offer.

Acceptance of Outstanding Notes and Delivery of Exchange Notes
Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly upon expiration of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”
Registration Rights Agreement
We are making the exchange offer pursuant to the registration rights agreement that we entered into on June 16, 2021 with the initial purchasers of the outstanding notes. As a result of making and consummating this exchange offer, we will have fulfilled our obligations under the registration rights agreement with respect to the registration of securities, subject to certain limited exceptions. If you do not tender your outstanding notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer.
Resales of Exchange Notes
We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:
•	you are not an “affiliate” of ours;
•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;
•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;
•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and
•
if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.
Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.
If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.
See “The Exchange Offer — Consequences of Exchanging Outstanding Notes.”
Consequences of Failure to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the legend on the outstanding notes and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered outstanding notes could be adversely affected.
Exchange Agent
The exchange agent for the exchange offer is The Bank of New York Mellon. For additional information, see “The Exchange Offer — The Exchange Agent” and the accompanying letter of transmittal.
Certain Federal Income Tax Considerations
The exchange of your outstanding notes for exchange notes is not expected to be a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as to the tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Material U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Notes
The terms of the exchange notes are substantially identical to the outstanding notes, except that the provisions for transfer restrictions, restrictive legends, registration rights and Additional Interest applicable to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of the Notes” in this prospectus.
Issuer
HP Inc., a Delaware corporation.
Securities Offered
$1,000,000,000 1.450% Notes due 2026.
$1,000,000,000 2.650% Notes due 2031.
Maturity Date
The 2026 exchange notes will mature on June 17, 2026.
The 2031 exchange notes will mature on June 17, 2031.
Interest Payment Dates
Interest on the exchange notes will be paid semi-annually on June 17 and December 17 of each year.
Holders whose outstanding notes are exchanged for exchange notes will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date of the exchange offer. Instead, interest on the exchange notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. However, if any interest payment occurs prior to the settlement date of the exchange offer on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment.
Interest Rate
1.450% per annum, for the 2026 exchange notes.
2.650% per annum, for the 2031 exchange notes.
Optional Redemption
We may redeem the exchange notes of each series at any time and from time to time prior to May 17, 2026 (in the case of the 2026 exchange notes) and March 17, 2031 (in the case of the 2031 exchange notes), as a whole or in part, at our option, at the applicable redemption prices described in “Description of the Notes—Optional Redemption.”
Notwithstanding the immediately preceding paragraph, we may redeem all or a portion of the exchange notes of each series at our option at any time and from time to time on or after May 17, 2026 (in the case of the 2026 exchange notes) and March 17, 2031 (in the case of the 2031 exchange notes), at a redemption price equal to 100% of the principal amount of such exchange notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding the redemption date.

Any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. See “Description of the Notes—Optional Redemption.”
Change of Control Repurchase Event
Upon a Change of Control Repurchase Event (as defined under “Description of the Notes—Repurchase at the Option of Holders upon Certain Changes of Control”), we will be required to make an offer to each holder of notes to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such notes repurchased, plus any accrued and unpaid interest to the date of repurchase.
Ranking
The exchange notes will be unsecured obligations of HP and will rank equally with any future unsecured and unsubordinated indebtedness of HP.
Denominations
The exchange notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Form of Notes
The exchange notes will be issued only in fully registered, book-entry form. One or more global notes will be deposited with or on behalf of DTC.
Absence of Active Market
The exchange notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes.
Additional Issues
We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue additional notes of such series ranking equally and ratably with such series of notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional notes; provided that, if such additional notes are not fungible for U.S. federal income tax purposes with the notes of the applicable series, such additional notes will have a different CUSIP, ISIN and/or any other identifying number. Any such additional notes will have the same terms as to status, redemption or otherwise as the applicable series of notes.
Governing Law
The exchange notes and the Indenture will be governed by New York law.

Listing
The exchange notes will not be listed on any securities exchange.
Trustee, Registrar and Paying Agent
The Bank of New York Mellon Trust Company, N.A.
Use of Proceeds
We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. We intend to allocate an amount equal to the net proceeds from the sale of the 2031 notes, which was $989.2 million after deducting our expenses of the initial offering of the 2031 outstanding notes and the discount to the initial purchasers, to finance or refinance, in whole or in part, one or more new or existing Eligible Projects (as defined in “Use of Proceeds”). See “Use of Proceeds.”
Risk Factors
Investment in the exchange notes involves risks. See “Risk Factors” for more information.

RISK FACTORS
Investing in the exchange notes involves risks. You should carefully consider the risks described under “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended October 31, 2021, as such description may be updated or amended in any future reports we file with the SEC, as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in the exchange notes. See “Where You Can Find More Information” above.
Risks Related to the Exchange Offer and the Notes
We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.
There is no existing public market for the outstanding notes or the exchange notes. The liquidity of any trading market in the exchange notes, and the market prices quoted for the exchange notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the exchange notes or that, if you can sell your exchange notes, you will be able to sell them at an acceptable price.
You may have difficulty selling any outstanding notes that you do not exchange.
If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the Indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.
In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the outstanding notes under the Securities Act or any state securities laws. If a substantial amount of the outstanding notes is exchanged for a like amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive outstanding notes in like original principal amount. All outstanding notes received in the exchange offer will be cancelled. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement executed in connection with the sale of the outstanding notes.
We intend to allocate an amount equal to the net proceeds from the sale of the 2031 notes, which is $989.2 million after deducting our expenses of the initial offering of the 2031 outstanding notes and the discount to the initial purchasers, to finance or refinance, in whole or in part, one or more new or existing Eligible Projects (as defined below).
“Eligible Projects” are investments and expenditures made by us or any of our subsidiaries beginning after the issuance of the 2031 outstanding notes, or in the 24 months prior to the issuance of the 2031 outstanding notes, in or on eligible Green Projects and/or Social Projects as defined in and aligned with the four core components of the Green Bond Principles, 2018, the Social Bond Principles, 2020, and the Sustainability Bond Guidelines, 2020 (collectively, the “Principles”). The Principles recommend transparency and disclosure and promote integrity with respect to “sustainable” bonds and are administered by the International Capital Market Association. We expect to fully allocate an amount equal to the net proceeds from the sale of the 2031 outstanding notes as soon as practicable, with all or substantially all of the remaining amount allocated within 18-24 months after the initial issuance.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on June 16, 2021. Under the registration rights agreement, we agreed, among other things, to:
•
file a registration statement (to which this prospectus forms part) with the SEC, with respect to a registered offer to exchange the outstanding notes for the exchange notes, which will be fully registered under the Securities Act;

•	use our commercially reasonable efforts to keep the registration statement effective under the Securities Act until 180 days after the date the registration statement became effective; and
•	use commercially reasonable efforts to commence and complete the exchange offer on or before the 366th day after June 16, 2021, the date the outstanding notes were issued.
We further agreed that, in the event, that prior to the completion of the exchange offer, the existing SEC staff interpretations are changed such that the exchange notes would not in general be freely transferable at the consummation of the exchange offer, we will use commercially reasonable efforts to file, as soon as practicable after the date of such event, a registration statement under the Securities Act covering continuous resales of the outstanding notes (the “shelf registration statement”) and to have such shelf registration statement become effective. We will use our commercially reasonable efforts to keep the shelf registration statement continuously effective for a period of one year from the effective date of the shelf registration statement, or, if earlier, until all of the notes covered by the shelf registration statement are sold thereunder or can be sold without registration.
We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration was filed, copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the outstanding notes. A holder selling outstanding notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the registration rights agreement which are applicable to that holder (including certain indemnification obligations). Holders of the outstanding notes will be required to deliver certain information to be used in connection with the shelf registration statement in order to have their outstanding notes included in the shelf registration statement.
Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.
If:
•	we fail to complete the exchange offer of the outstanding notes for exchange notes on or before the 366th day after the date the outstanding notes were first issued;
•	a shelf registration statement is required to be filed and is not effective on or before the 366th day after the date the outstanding notes were first issued; or
•
any registration statement required by the registration rights agreement is filed and declared effective but is withdrawn by us or ceases to be effective or usable at any time during the required effectiveness period, except as permitted by the registration rights agreement (each event referred to in this and the foregoing clauses, a “registration default”), then additional interest (“Additional Interest”) will accrue on the principal amount of outstanding notes that have not been exchanged or disposed of pursuant to an effective registration statement, from and including the date on which such registration default shall occur to the date on which all registration defaults have been cured. Additional Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of the registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall the rate exceed 0.50% per annum.
The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. Terms used but not defined in this section have the meanings set forth in the registration rights agreement.
Terms of the Exchange Offer; Expiration Time
This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on January 20, 2022, or such later date and time to which we, in our sole discretion, extend the exchange offer.
We expressly reserve the right, in our sole discretion:
•	to extend the expiration time;
•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and
•	to amend the exchange offer in any manner.
We will give notice of any extension, non-acceptance, termination or amendment as promptly as practicable by public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.
During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.
Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
How to Tender Outstanding Notes for Exchange
Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:
•
transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to The Bank of New York Mellon, the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•
if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by DTC to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message.

The term “agent’s message” means a message that:
•	is transmitted by DTC;
•	is received by the exchange agent and forms a part of a book-entry transfer;
•
states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.
Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:
•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•
for the account of an eligible institution. The term “eligible institution” means an institution that is a member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, for example, the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program. An eligible institution includes firms that are members of a registered national securities exchange, members of the National Association of Securities Dealers, Inc., commercial banks or trust companies having an office in the United States or certain other eligible guarantors.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.
We will determine in our sole discretion all questions as to the validity, form and eligibility (including time of receipt) of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:
•	reject any and all tenders of any outstanding note not validly tendered;
•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;
•	waive any defects or irregularities or conditions of the exchange offer; and
•	determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.
Our determinations under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.
If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.
WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers
Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the exchange offer.
No Guaranteed Delivery Procedures
No guaranteed delivery procedures are available in connection with the exchange offer. You must tender your outstanding notes by the expiration time in order to participate in the exchange offer.
Withdrawal Rights
You may withdraw tenders of your outstanding notes at any time prior to the expiration time.
For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” prior to the expiration time. Any such notice of withdrawal must:
•	specify the name of the person having tendered the outstanding notes to be withdrawn;
•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;
•
where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•
bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.
Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes
All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration of the exchange offer we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. Promptly following the expiration of the exchange offer, we will issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.
For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Holders whose outstanding notes are exchanged for exchange notes will not receive a payment in respect of interest accrued but unpaid on such outstanding notes from the most recent interest payment date up to but excluding the settlement date of the exchange offer. Instead, interest on the exchange notes received in exchange for such outstanding notes will (i) accrue from the last date on which interest was paid on such outstanding notes and (ii) accrue at the same rate as and be payable on the same dates as interest was payable on such outstanding notes. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes. However, if any interest payment occurs prior to the settlement date of the exchange offer on any outstanding notes already tendered for exchange in the exchange offer, the holder of such outstanding notes will be entitled to receive such interest payment. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.
If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.
Conditions to the Exchange Offer
The exchange offer is not conditioned upon the tender of any minimum aggregate principal amount of outstanding notes. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000, subject to a minimum exchange of $2,000. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:
•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that could reasonably be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•
any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•
any law, rule or regulation is enacted, adopted, proposed or interpreted that could reasonably be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable exchange notes in the exchange offer. See “—Consequences of Failure to Exchange Outstanding Notes”;

•
any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•
any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•
we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment
For accounting purposes, we will not recognize a gain or loss upon the issuance of the exchange notes for outstanding notes.

Fees and Expenses
We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:
•	SEC registration fees;
•	fees and expenses of the exchange agent and Trustee;
•	our accounting and legal fees;
•	printing fees; and
•	related fees and expenses.
Transfer Taxes
Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.
The Exchange Agent
We have appointed The Bank of New York Mellon as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance respecting the procedures for tendering or withdrawing tenders of outstanding notes and requests for additional copies of this prospectus or of the letter of transmittal should also be directed to the exchange agent at its address below:
The Bank of New York Mellon Trust Company, N.A. as Exchange Agent
c/o BNY Mellon
Corporate Trust Operations- Reorganization Unit
2001 Bryan Street, 10th Floor
Dallas, Texas 75201
Attn: Joseph Felicia
Tel: 315-414-3349
Fax: 732-667-9408
E-mail: CT_REORG_UNIT_INQUIRIES@bnymellon.com
Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.
Consequences of Failure to Exchange Outstanding Notes
Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indenture governing the notes and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.
Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the Indenture.

Consequences of Exchanging Outstanding Notes
We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;
•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;
•
neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and
•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:
○	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and
○
it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.
However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.
Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:
•
may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and be identified as an underwriter in the prospectus.
The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

DESCRIPTION OF THE NOTES
The following “Description of the Notes” is a summary of certain provisions of the notes and of the indenture, does not purport to be complete and is qualified in its entirety by reference to the indenture. Capitalized terms used but not defined in this prospectus have the meanings given to them in the indenture. The term “Securities,” as used in this section, refers to all securities issued or issuable from time to time under the indenture. The term “business day,” as used in this section, means any calendar day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or obligated by law or executive order to close.
General
The outstanding notes were issued under, and the exchange notes will be issued under, an indenture (the “Base Indenture”), dated as of June 17, 2020 between HP and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture, dated as of June 16, 2021 (the “First Supplemental Indenture” and, the Base Indenture as so supplemented, the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. For purposes of this description, unless the context otherwise requires, references to the notes of a series include the outstanding notes of that series, the exchange notes of that series offered hereby, and any additional notes of that series offered under the Indenture.
The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture, because it, and not this description, defines your rights as holders of the exchange notes. A copy of the Indenture is available as set forth above under “Where You Can Find More Information” and is filed as an exhibit to this prospectus.
We will issue up to a total of $1,000,000,000 aggregate principal amount of the 2026 exchange notes and $1,000,000,000 aggregate principal amount of the 2031 exchange notes.
The exchange notes will be our senior unsecured obligations and rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of the exchange notes will be a separate series of senior debt securities, under the indenture. The indenture does not limit the aggregate principal amount of Securities that may be issued under the indenture. Without the consent of the holders, we may increase the aggregate principal amount of notes of either series in the future on the same terms and conditions (except for issuance date, price and, in some cases, the initial interest payment date) and with the same CUSIP number as the notes of that series being offered hereby. Securities may be issued under the indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time. Additional notes of a series may only be issued if they will be fungible for U.S. federal tax purposes with the other notes of that series.
If the maturity date of any notes falls on a day that is not a business day, payment of principal, premium, if any, and interest for such notes then due will be paid on the next business day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to the depositary. See “—Global Securities.” The notes will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
We may redeem notes of either series in whole at any time or in part from time to time, as described below under “—Optional Redemption.”
Interest
The 2026 exchange notes will bear interest at a rate of 1.450% per annum and the 2031 exchange notes will bear interest at a rate of 2.650% per annum. We will make interest payments on the 2026 exchange notes semi-annually in arrears on June 17 and December 17 of each year, beginning on December 17, 2021, to the holders of record of the 2026 notes at the close of business on the fifteenth day (whether or not a business day) immediately preceding the related interest payment date. We will make interest payments on the 2031 exchange notes semi-annually in arrears on June 17 and December 17 of each year, beginning on December 17, 2021, to the holders of record of the 2031 notes at the close of business on the fifteenth day (whether or not a business day) immediately preceding the related interest payment date. Interest on the notes will accrue from and including June 16, 2021 to, but excluding, the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date on the notes falls on a date that is not a business day, the interest payment shall be postponed to the next succeeding business day as if made on the interest payment date, and no interest on such payment shall accrue for the period from and after such interest payment date to the date of such payment on the next succeeding business day.
Additional interest may accrue on the notes in certain circumstances pursuant to the registration rights agreement and, except where the context otherwise requires, all references to interest herein shall be deemed to include any such applicable additional interest. If additional interest is payable on the notes, we will provide an Officers’ Certificate to the Trustee and to the paying agent, prior to the time such additional interest is payable, setting forth in reasonable detail the amount of such additional interest. Neither the Trustee nor the paying agent shall have any responsibility or liability for the determination, verification or calculation of any additional interest. See “Exchange Offer.”
Optional Redemption
Prior to the applicable Par Call Date, each series of notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price, as calculated by us, equal to the greater of:
•	100% of the principal amount of the notes to be redeemed; and
•
the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes to be redeemed matured on the applicable Par Call Date (exclusive of accrued and unpaid interest, if any, to, but excluding, the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 12.5 basis points (in the case of the 2026 notes) or 20 basis points (in the case of the 2031 notes), plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.
On or after the applicable Par Call Date, each series of notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. We will calculate the redemption price.
Notice of redemption will be sent at least 10 but not more than 45 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If fewer than all of the notes are to be redeemed at any time, not more than 45 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called shall be selected in accordance with the procedures of DTC. The Trustee shall have no obligation to calculate any redemption price or premium.
Any redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. We will provide written notice to the Trustee prior to the close of business two business days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the Trustee will provide such notice to each holder of the notes to be redeemed in the same manner in which the notice of redemption was given.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the notes to be redeemed (assuming for this purpose that such notes to be redeemed matured on their applicable Par Call

Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming for this purpose that such notes to be redeemed matured on their applicable Par Call Date).
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (3) if the Independent Investment Banker obtains only one such Reference Treasury Dealer Quotation, such quotation.
“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker.
“Par Call Date” means (i) with respect to the 2026 notes, May 17, 2026 (the date that is one month prior to the maturity date of the 2026 notes) and (ii) with respect to the 2031 notes, March 17, 2031 (the date that is three months prior to the maturity date of the 2031 notes).
“Reference Treasury Dealer” means each of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, and any other primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”) that we specify from time to time, and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by us on the third business day preceding the redemption date.
Repurchase at the Option of Holders upon Certain Changes of Control
If a Change of Control Repurchase Event with respect to a series of notes occurs, unless we have exercised our right to redeem the notes of such series as described above, we will make an offer to each holder of notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, we will send a notice to each holder to which we are required to make a repurchase offer as described above, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, referred to in this offering memorandum as the “Exchange Act,” and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of any such conflict.
On the Change of Control Repurchase Event payment date, we will be required, to the extent lawful, to:
•
accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and
•
deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly send to each holder of notes properly tendered and not withdrawn the purchase price for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any such notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.
The Change of Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.
“Below Investment Grade Rating Event” means, with respect to a series of the notes, the rating on such notes is lowered by each of the Rating Agencies, and such notes are rated below Investment Grade by each of the Rating Agencies, within 60 days from the earlier of (1) the date of the public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
“Board of Directors” means either the Board of Directors of HP or any duly authorized committee empowered by that Board of Directors or the executive committee thereof to act with respect to the indenture.
“Change of Control” means the occurrence of any of the following:
(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;
(2)
the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares;

(3)
we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction;

(4)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or
(5)	the adoption by us of a plan providing for our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the earliest date on which any notes were issued under the indenture; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such Continuing Directors of our proxy statement in which such member was named as a nominee for election as a director).
Under a Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” our Board of Directors could approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. Accordingly, under such interpretation, our Board of Directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger a holder’s right to require us to repurchase the holder’s notes as described above.
“Fitch” means Fitch Ratings and its successors.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“S&P” means S&P Global Ratings and its successors.
“Voting Stock” means, with respect to any person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Certain Covenants
Limitation on Liens
HP will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Secured Debt without in any such case effectively providing concurrently with such issuance, incurrence, creation, assumption or guarantee of any such Secured Debt, or the grant of a Mortgage with respect to any such indebtedness, that the notes (together with, if HP shall so determine, any other indebtedness of or guarantee by HP or such Restricted Subsidiary ranking equally with the notes and then existing or thereafter created) shall be secured equally and ratably with (or, at the option of HP, prior to) such Secured Debt. The foregoing restriction with respect to Secured Debt, however, will not apply to:
(1)
Mortgages on property existing at the time of acquisition thereof by HP or any Subsidiary, whether or not assumed; provided that such Mortgages were in existence prior to the contemplation of such acquisitions;

(2)
Mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary; provided that such Mortgages are not incurred in anticipation of such corporation becoming a Restricted Subsidiary (which may include property previously leased by HP and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition);

(3)
Mortgages on property, shares of stock or indebtedness existing at the time of acquisition thereof by HP or a Restricted Subsidiary (including leases) or Mortgages thereon to secure the payment of all or any part of the purchase price thereof, or Mortgages on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 12 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

(4)	Mortgages to secure indebtedness owing to HP or to a Restricted Subsidiary;
(5)	Mortgages existing at the date of the issuance of the notes;
(6)
Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with HP or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to HP or a Restricted Subsidiary; provided that such Mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(7)
Mortgages in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing, repairing or improving the property subject to such Mortgages or (iii) to secure taxes, assessments or other governmental charges or levies which are not yet due and payable or are payable without penalty or of which amount, applicability or validity is being contested by HP and/or any Restricted Subsidiary in good faith by appropriate proceedings and HP and/or such Restricted Subsidiary shall have set aside in its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles);
(8)	Mortgages created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation;
(9)
Mortgages for materialmen’s, mechanics’, workmen’s, repairmen’s, landlord’s Mortgages for rent, or other similar Mortgages arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested by HP or any Restricted Subsidiary in good faith and by appropriate proceedings;

(10)
Mortgages consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by HP or any Restricted Subsidiary in the operation of business or the value of such property for the purpose of such business; and

(11)
extensions, renewals, refinancings or replacements of any Mortgage referred to in the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10); provided, however, that any Mortgages permitted by any of the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) shall not extend to or cover any property of HP or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto; provided, further that any refinancing or replacement of any Mortgages permitted by the foregoing clauses (7) and (8) shall be of the type referred to in such clauses (7) or (8), as the case may be.

Notwithstanding the restrictions outlined in the preceding paragraph, HP or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee Secured Debt which would otherwise be subject to such restrictions, without equally and ratably securing the notes; provided that after giving effect thereto, the aggregate amount of all Secured Debt (not including Mortgages permitted under clauses (1) through (11) above), together with the aggregate amount of outstanding Attributable Debt with respect to Sale and Lease-Back Transactions incurred pursuant to the second paragraph under “—Limitation on Sale and Lease-Back Transactions” below, does not exceed the greater of $1.0 billion and 15% of the Consolidated Net Tangible Assets of HP as most recently determined on or prior to such date.
Limitation on Sale and Lease-Back Transactions
HP will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between HP and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) HP or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to any of clause (1), (2), (3), (4), (5), (6), (7), (8), (9), (10) or (11) of the first paragraph under “—Limitation on Liens” above without equally and ratably securing the notes as described above under “—Limitation on Liens”; or (2) HP shall apply an amount equal to the greater of the net proceeds of such sale and the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) the retirement (other than mandatory retirement, mandatory prepayment or sinking fund payment or by a payment at maturity) of debt for borrowed money of HP or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.
Notwithstanding the restrictions outlined in the preceding paragraph, HP or any Restricted Subsidiary will be permitted to enter into Sale and Lease-Back Transactions which would otherwise be subject to such restrictions, without applying the net proceeds of such transactions in the manner set forth in clause (2) of the preceding paragraph; provided that after giving effect thereto, the aggregate amount of such Sale and Lease-Back Transactions, together with the aggregate amount of all outstanding Secured Debt not permitted by clauses (1) through (11) above under “—Limitation on Liens,” does not exceed the greater of $1.0 billion and 15% of Consolidated Net Tangible Assets of HP as most recently determined on or prior to such date.

Certain Definitions
“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction involving a Principal Property, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors); and (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes of all series outstanding pursuant to the indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.
“Consolidated Net Tangible Assets” means, as of the time of determination, total assets (excluding applicable reserves) less: (a) total current liabilities, except for (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases; and (b) to the extent included in total assets, all goodwill, tradenames, patents, organization expenses, unamortized debt discount and expenses (other than capitalized, unamortized product development costs), all as set forth on the most recent consolidated balance sheet of HP and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.
“Mortgage” means a mortgage, security interest, pledge, lien, charge or other encumbrance.
“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by HP or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of HP or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to HP or any Restricted Subsidiary or any assets of HP or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Principal Property” means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests, including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) which: (a) is owned by HP or any Restricted Subsidiary; (b) is located within any of the present 50 states of the United States (or the District of Columbia); (c) has not been determined in good faith by the Board of Directors not to be materially important to the total business conducted by HP and its Subsidiaries taken as a whole; and (d) has a book value on the date as of which the determination is being made in excess of 1.0% of Consolidated Net Tangible Assets of HP as most recently determined on or prior to such date.
“Restricted Subsidiary” means any Subsidiary which owns any Principal Property; provided, however, that the term “Restricted Subsidiary” shall not include (a) any Subsidiary which is principally engaged in financing receivables, or which is principally engaged in financing HP’s operations outside the United States; or (b) any Subsidiary less than 80% of the Voting Stock of which is owned, directly or indirectly, by HP or by one or more other Subsidiaries, or by HP and one or more other Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or in the over-the-counter market.
“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by HP or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by HP or such Restricted Subsidiary to such person.
“Secured Debt” means any debt for borrowed money secured by a mortgage upon any Principal Property of HP or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired).

“Subsidiary” means a corporation of which at least 66 2/3% of the outstanding voting stock of such corporation is at the time owned, directly or indirectly, by HP or by one or more other Subsidiaries, or by HP and one or more other Subsidiaries, and the accounts of which are consolidated with those of HP in its most recent consolidated financial statements in accordance with generally accepted accounting principles. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
Consolidation, Merger and Sale of Assets
HP shall not consolidate with or merge into any other Person (in a transaction in which HP is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
(1)
in case HP shall consolidate with or merge into another Person (in a transaction in which HP is not the surviving corporation) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which HP is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of HP substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other business entity, shall be organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the indenture on the part of HP to be performed or observed;

(2)
immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3)
HP has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of any kind.
Events of Defaults
The indenture defines an “Event of Default” with respect to any series of notes as being:
(1)	our failure to pay the principal of or any premium on that series of notes when due;
(2)	our failure to pay any interest, including any additional interest pursuant to the registration rights agreement, on that series of notes for 30 days when due;
(3)
our failure to perform any other covenant in the indenture, including the failure to make the required offer to purchase notes following a Change of Control Repurchase Event, if that failure continues for 90 days after we are given the notice required under the indenture; or

(4)	our bankruptcy, insolvency or reorganization.
An Event of Default of one series of notes is not necessarily an event of default for any other series of notes.
If an Event of Default, other than an Event of Default described in clause (4) above, shall occur and be continuing with respect to a series of notes, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal amount of the notes of that series to be due and payable immediately. If an Event of Default described in clause (4) above shall occur, the principal amount of all the notes will automatically become immediately due and payable.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding notes of that series, under certain circumstances, may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived.
Subject to its required standard of care during an Event of Default, the Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the Trustee indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to that series.
A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:
(1)	the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes of that series;
(2)
the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made a written request and have offered reasonable indemnity to the Trustee to institute the proceeding; and

(3)
the Trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding notes of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of notes on or after the due date without following the procedures listed in (1) through (3) in the preceding paragraph.
We will furnish the Trustee with an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults. We will also provide written notice to the Trustee within 30 days of the occurrence of any Event of Default.
Modification and Waiver
We and the Trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding notes of each series affected by the modification or amendment. We may also make modifications and amendments to the indentures for the benefit of the holders, without their consent, for certain purposes including, but not limited to:
(1)	providing for our successor to assume the covenants under the indenture;
(2)	adding covenants or events of default or surrendering our rights or powers;
(3)	making certain changes to facilitate the issuance of the notes;
(4)	securing the notes;
(5)	adding guarantees in respect of the notes;
(6)	providing for a successor trustee;
(7)	curing any ambiguities, defects or inconsistencies;
(8)	permitting or facilitating the defeasance and discharge of any series of the notes; and
(9)	making any other changes that do not adversely affect the rights of the holders of the notes.
However, neither we nor the Trustee may make any modification or amendment without the consent of the holder of each outstanding notes of that series affected by the modification or amendment if such modification or amendment would:
(a)	change the stated maturity of any note;
(b)	reduce the principal, premium, if any, or interest rate on any note;
(c)	reduce the amount of principal of an original issue discount security or any other debt security payable on acceleration of maturity;

(d)	change the method of computing the amount of principal or interest of any note or the place of payment or the currency in which any note is payable;
(e)	impair the right to sue for any payment after the stated maturity or redemption date; or
(f)	change the provisions in the indenture that relate to modifying or amending the indenture.
Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the notes of any series when:
(a)	either:
(1)
all of the notes of that series that have been authenticated and delivered (except lost, stolen or destroyed securities which have been replaced or paid and securities for whose payment money has been held in trust) have been cancelled or delivered to the Trustee for cancellation; or

(2)
all of the notes of that series not cancelled or delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year, or (C) are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited enough money with the Trustee to pay all the principal, interest and any premium due to the date of such deposit or the stated maturity date or redemption date of the notes as the case may be;

(b)	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the notes of such series; and
(c)
we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the notes of such series have been complied with.

Each indenture contains a provision that permits us to elect either or both of the following:
(a)	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of notes then outstanding; and
(b)	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants:
(1)	the limitations on Sale and Lease-Back Transactions under the indenture;
(2)	the limitations on liens under the indenture; and
(3)	covenants as to payment of taxes and maintenance of properties.
To make either of the above elections, we must deposit in trust with the Trustee enough money to pay in full the principal, interest and any premium on the notes. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the Trustee an opinion of counsel that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related defeasance. In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.
If any of the above events occur, the holders of the notes of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of the notes, replacement of lost, stolen or mutilated notes and, if applicable, conversion and exchange of the notes.
Open Market Purchases
HP or any of its affiliates may at any time and from time to time purchase notes in the open market or otherwise.

Sinking Fund
There will not be a sinking fund for the notes.
Governing Law
The indenture provides that New York law shall govern any action regarding the notes brought pursuant to the indenture.
Regarding the Trustee
The indenture limits the right of the Trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.
The Trustee is permitted to engage in certain other transactions. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, however, the Trustee must eliminate the conflict or resign. The Bank of New York Mellon Trust Company, N.A. and its affiliates have performed and continue to perform other services for us in the normal course of business.
Global Notes
The notes of any series may be represented, in whole or in part by one or more global securities. Each global security will:
•	be registered in the name of the Cede & Co.;
•	be deposited with DTC (the “depositary”) or nominee or custodian; and
•	bear any required legends.
No global security may be exchanged in whole or in part for notes registered in the name of any person other than the depositary or any nominee, referred to as certificated notes, unless:
•
the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary and a successor depositary is not appointed by us within 90 days; or

•	an Event of Default is continuing.
As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the notes represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:
•	entitled to have the notes registered in their names;
•	entitled to physical delivery of certificated notes; and
•	considered to be holders of those notes under the indenture.
Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.
Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.
Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time.

Neither the Trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.
Payment and Paying Agents
•	payment of interest on the notes on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date; and
•	payment on the notes will be payable at the office of a paying agent or paying agents designated by us.
At our option, however, we may pay interest by mailing a check to the record holder.
The corporate trust office of the Trustee will initially be designated as our sole paying agent. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the notes of a particular series.
All monies paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of 10 business days prior to the date the money would be turned over to the state, or at the end of two years after the payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.
We have obtained the information in this section concerning DTC, Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, rulings and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only the U.S. federal income tax consequences applicable to holders of outstanding notes that acquired the outstanding notes at their initial offering for an amount of cash equal to their issue price and held the outstanding notes as “capital assets” within the meaning of Section 1221 of the Code.
This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment and persons subject to special tax accounting rules under Section 451(b) of the Code. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of outstanding notes for exchange notes.
This discussion is for general information purposes only, and is not intended to be and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.
U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Outstanding Notes
The exchange of outstanding notes for exchange notes pursuant to the exchange offer is not expected to be a taxable exchange for U.S. federal income tax purposes. Holders of outstanding notes are expected to have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the exchange notes are expected to be the same as those applicable to the outstanding notes.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to the exchange offer, other than the expenses of counsel for the holders of the outstanding notes, commissions or concessions of any brokers or dealers and any transfer taxes relating to the sale or disposition of the outstanding notes or the exchange notes, and we will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
Certain matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP.
EXPERTS
The consolidated financial statements of HP appearing in HP’s Annual Report (Form 10-K) for the year ended October 31, 2021 and the effectiveness of HP’s internal control over financial reporting as of October 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.
PROSPECTUS

HP INC.
Offer to Exchange
All Outstanding
$1,000,000,000 1.450% Notes due 2026
$1,000,000,000 2.650% Notes due 2031
For Newly Issued and Registered
$1,000,000,000 1.450% Notes due 2026
$1,000,000,000 2.650% Notes due 2031
December 20, 2021